Exhibit 99.64

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

BRF S.A.
Publicly Traded Company

CNPJ/MF No. 01.838.723/0001-27

NIRE 42.300.034.240

MINUTES OF THE BOARD OF DIRECTORS’ MEETING
HELD ON SEPTEMBER 22, 2025

1	DATE, TIME AND PLACE: Held on September 22, 2025, at 2:00 p.m, at the office of BRF S.A. (“Company” or “BRF”), located at Avenida das Nações Unidas, nº 14.401, 25th floor, Chácara Santo Antônio, CEP 04794-000, City of São Paulo, State of São Paulo, and via videoconference.

2	CALL AND ATTENDANCE: The call was waived due to the presence of all the members of the Company’s board of directors (“Board of Directors”), namely, Mr. Marcos Antonio Molina dos Santos, Ms. Marcia Aparecida Pascoal Marçal dos Santos, Mr. Sergio Agapito Lires Rial, Mr. Marcos Fernando Marçal dos Santos, Ms. Flávia Maria Bittencourt, Mr. Augusto Marques da Cruz Filho, Mr. Eduardo Augusto Rocha Pocetti, Mr. Pedro de Camargo Neto and Mr. Márcio Hamilton Ferreira.

3	PRESIDING BOARD: President: Marcos Antonio Molina dos Santos; Secretary: Mr. Heraldo Geres.

4	AGENDA: To discuss and resolve on: (i) the confirmation of the satisfaction of all the Conditions Precedent (as defined in the Plan of Merger) to the consummation of the merger of shares issued by the Company by Marfrig Global Foods S.A., pursuant to the ” Plan of Merger of Shares Issued by BRF S.A. by Marfrig Global Foods S.A.”, entered into between the Company and BRF, on May 15, 2025, as amended on May 26, 2025 (“Plan of Merger” and “Merger of Shares”, respectively), approved by the Company’s Extraordinary General Meeting held on August 5, 2025 (“Meeting”), with the subsequent declaration of the closing of the Merger of Shares on this date, pursuant to item 8.2 of the Protocol (“Closing” and “Closing Date”, respectively); and (ii) the authorization for the Company’s executive board to take all measures and perform all acts necessary for the consummation of the Merger of Shares, as well as to adopt any and all measures necessary for the implementation of the above matter.

5	RESOLUTIONS: After analysis, examination and discussion of the matters on the agenda, the members of the Board of Directors, by unanimous vote and without any restrictions:

(i)	approved the drafting of these minutes in summary form;

(ii)	confirmed the satisfaction of all the Conditions Precedent for the consummation of the Merger of Shares, with the subsequent declaration of the date hereof as the Closing Date of the Merger of Shares;

(iii)	authorized the Company’s Executive Board to take all measures and perform all acts necessary for the consummation of the Merger of Shares, as well as to adopt any and all measures necessary for the implementation of the above matter, having also ratified all acts previously performed within the limits of the resolutions taken at this meeting of the Board of Directors and for the purposes contained in the matters hereby approved.

6	ADJOURNMENT: There being no further business to be discussed, the meeting was adjourned, and these minutes were drawn up, which were read, approved and signed by the board and by all members of the Board of Directors present.

São Paulo, September 22, 2025.

I certify that the text above is a true copy of the minutes drawn up in the Book of Minutes of the Ordinary and Extraordinary Meetings of the Company’s Board of Directors.

/s/ Heraldo Gerês

Heraldo Gerês

Secretary